EXHIBIT 4.2









                        ANB CORPORATION STOCK OPTION PLAN




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                        ANB Corporation Stock Option Plan

1. Purpose. The purpose of the ANB Corporation Stock Option Plan (the "Plan") is to provide to certain key employees of ANB Corporation (the "Corporation") and its majority-owned and wholly-owned subsidiaries (individually a "Subsidiary" and collectively the "Subsidiaries") who are materially responsible for the management or operation of the business of the Corporation or a Subsidiary, a favorable opportunity to acquire Common Stock of the Corporation, thereby encouraging key employees ownership in the Corporation, providing a long-term incentive for key employees to enhance shareholder value and encouraging key employees to make a career commitment to the Corporation.

2. Administration of the Plan. The Plan shall be administered, construed and interpreted by the Corporation Compensation Committee of the Board of Directors (the "Committee"), (consisting of at least three members of the Board of Directors of the Corporation) who shall be designated from time to time by the Board of Directors of the Corporation. If a member of the Committee, for any reason, shall cease to serve, the vacancy may be filled by the Board of Directors. Any Member of the Committee may be removed, at any time, with or without cause, by the Board of Directors. No member of the Committee shall be eligible, at any time when he is such a member or within one year prior to his appointment to the Committee, to be granted an option under the Plan or to be selected as a person to whom stock, or options, may be allocated or granted under any other plan of the Corporation or any of its Subsidiaries. The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act either at a meeting at which a majority of the members of the Committee is present or by a written consent signed by all members of the Committee. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan:

          (a) the individuals (the "Optionees") to whom options or successive options shall be granted under the Plan;

          (b)  the time when options shall be granted hereunder;

          (c) the number of shares of stock of the Corporation to be covered under each option;

          (d)  the option price to be paid upon the exercise of each option;

          (e)  the period within which each option may be exercised; and

          (f) the terms and conditions of the respective option agreements by which options granted shall be evidenced.

The Committee shall also have authority to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable in the administration of the Plan.

3. Eligibility. Options may be granted only to officers (including officers who are members of the Board of Directors) and other key employees of the Corporation or of a Subsidiary who in the opinion of the Committee are from time to time materially responsible for the management or operation of the business of the Corporation or of a Subsidiary. Subject to the provisions of Section 4 hereof, an

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individual who has been granted an option under the Plan, if he is otherwise eligible, may be granted an additional option or options if the Committee shall so determine.

4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan, Seventy Five Thousand (75,000) shares of Common Stock, without par value, of the Corporation, which may be authorized but unissued shares or treasury shares of the Corporation. Subject to
Section 6 hereof, the shares for which options may be granted under the Plan shall not exceed that number. If any option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for other options under the Plan.

5. Terms of Option. Each option granted under the Plan shall be evidenced by an option Agreement between the Corporation and the Optionee and shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case:

           (a) Option Price. The price to be paid for shares of stock upon the exercise of each option shall be determined by the Committee at the time such option is granted. The price shall not be less than seventy five percent (75%) of the fair market value, of such stock on the date on which such option is granted.

           (b) Period for Exercise of Option. An option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time such option is granted, but such period in no event shall exceed ten (10) years from the date on which such option is granted.

           (c) Exercise of Options. Except as otherwise provided herein, each Optionee must remain in the employ of the Corporation or of a Subsidiary for one year from the date the option is granted before he can exercise any part thereof. However, an Optionee's right to exercise shall not be lost because he is subsequently transferred to the employ of a Subsidiary or to the employ of the Corporation. After such one-year period, options will be exercisable as provided herein. Each option will be divided into four installments with each installment to be approximately equal in size. The first installment shall not be exercisable until after one year from the date the option is granted, and each succeeding installment shall not be exercisable until one year from the date that the prior installment became exercisable. When the right to exercise any installment accrues, the Shares included in that installment may be purchased at that time or from time to time thereafter during the term of the option. However, an option, unless it has earlier expired and subject to the provisions hereof and to any provisions in the option Agreement, may be exercised (1) immediately upon or at any time after the attainment by the Optionee of age 65, or (2) upon the occurrence of such special circumstance or event or at such earlier times as the Committee may determine, either at or subsequent to the time of grant.

           Notwithstanding the installments set forth above, an option (as to all shares of Common Stock remaining subject to the option) shall be exercisable early at any time during the 30-day period immediately following the day on which the first of the following events has occurred: (i) the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock, (ii) a Change in Control of the Corporation (as defined in this paragraph) or (iii) the date of approval by the shareholders of the Corporation of an agreement for a merger in which the Corporation will not survive as an independent corporation, a

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consolidation, or a sale, exchange or other disposition of all or substantially all the Corporation's assets. A "Change in Control" is deemed to occur at the time when any entity, person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its Subsidiaries) which theretofore beneficially owns less than 25 percent of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 25 percent or more of the outstanding Common Stock. The foregoing early exercisability of options shall occur automatically unless the Committee has directed otherwise at least one day prior to the earliest day on which any of the foregoing events
(i), (ii) or (iii) has occurred.

           The option price of each share of stock purchased upon exercise of an option shall be paid in full in cash at the time of such exercise; provided, however, that an Optionee may, with the approval of the Committee, exercise his option in whole or in part by tendering to the Corporation whole shares of the Corporation's Common Stock, without par value, owned by him of any combination of whole shares of the Corporation's Common Stock, without par value, owned by him and cash, having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised.

           An option may be exercised only by written notice to the Corporation, mailed to the attention of its Secretary, signed by the Optionee (or such other person or persons as shall demonstrate to the Corporation his or their right to exercise the option), specifying the number of shares in respect of which it is being exercised, and accompanied by payment of the option price for such shares. The certificate or certificates for the shares as to which the option is exercised shall be registered in the name of the person or persons so exercising the option and shall be delivered to or upon the order of such person or persons, as soon as practicable after such written notice is received by the Corporation. An Optionee shall not have any rights of a shareholder in respect to the shares of stock subject to an option until such shares are purchased upon exercise of such option.

           If an Optionee's employment with the Corporation or a Subsidiary terminates for any reason other than Retirement at the Normal Retirement Age or death of the Optionee, he may, but only within the 30-day period immediately following such termination of employment and in no event later than the expiration date specified in the option Agreement, exercise his option to the extent that he was entitled to exercise at the date of such termination. Normal Retirement Age shall be the "Normal Retirement Age" specified in the ANB Corporation Employees Pension Plan as amended from time to time. The transfer of an employee to the employ of the Corporation or to the employ of a Subsidiary, shall not be deemed a termination of employment for purposes of the Plan.

           If an Optionee's employment with the Corporation or any Subsidiary terminates due to Retirement at the Normal Retirement Age, he may, but only within the twelve-month period immediately following such Retirement and in no event later than the expiration date specified in the Stock Option Agreement, exercise his option to the extent that he was entitled to exercise it at the date of such termination.

           If an Optionee dies (whether prior to or after termination of employment) while he is entitled to exercise an option, it may, to the extent that the Optionee was entitled to exercise on the date of his death, be exercised during the twelve-month period immediately following the Optionee's death by the person or persons to whom his rights to it shall pass by his will or by the applicable laws of descent and

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distribution; provided, however, that no such option may be exercised later than the expiration date specified in the option Agreement.

           Nothing contained in the Plan nor in any Option Agreement executed pursuant to the Plan shall confer upon the Optionee any right to continued employment by the Corporation or a Subsidiary or limit in any way the right of the Corporation or a Subsidiary to terminate his employment, with or without cause, at any time.

           (d) Nontransferability of Option. An option may not be transferred by the Optionee otherwise than by will or the laws of descent and distribution, and during the lifetime of the Optionee shall be exercisable only by him.

           (e) Investment Representations. Unless the shares subject to an option are registered under the applicable federal and state securities laws, each Optionee by accepting an option shall be deemed to agree for himself and his legal representatives that any option granted to him and any and all shares of Common Stock purchased upon the exercise of the option shall be acquired for investment and not with a view to. or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an option shall be accompanied by a representation in writing, signed by the Optionee or his legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee's legal representatives for distribution, but not for sale, to his legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option may bear a legend evidencing such representations and restrictions.

6. Adjustment of Shares. In the event of any change after the effective date of the Plan in the outstanding stock of the Corporation by reason of any reorganization, recapitalization, stock liquidation, or any other change after the effective date of the Plan in the nature of the shares of stock of the Corporation, the Committee shall determine what changes, if any, are appropriate in the number and kind of shares reserved under the Plan, and in the option price under and the number and kind of shares covered by outstanding options granted under the Plan. Any determination of the Committee hereunder shall be conclusive.

7. Amendment. The Board of Directors of the Corporation may amend the Plan from time to time and, with the consent of the Optionee, the terms and provisions of his option.

No amendment of the Plan, however, may, without the consent of the Optionees, make any changes in any outstanding options theretofore granted under the Plan which would adversely affect the rights of such Optionees.

8. Termination. The Board of Directors of the Corporation may terminate the Plan at any time and no option shall be granted thereafter. Such termination, however, shall not affect the validity of any option theretofore granted under the Plan. In any event, no option may be granted under the Plan after the date which is ten years from the date the Corporation's Board of Directors adopts the Plan.

9. Successors. This Plan shall be binding upon the successors and assigns of the Corporation.


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10. Governing Law. The terms of any options granted hereunder and the rights and obligations hereunder of the Corporation, the Optionees and their successors in interest shall, except to the extent governed by federal law, be governed by Indiana law.

11. Government and Other Regulations. The obligations of the Corporation to issue or transfer and deliver shares under options granted under the Plan shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

12. Effective Date and Term of the Plan. The Plan shall become effective only upon approval by the Board of Directors and the Shareholders of the Corporation, and no options shall be granted under the Plan after December 31, 1999.

This Plan approved by shareholders at the annual meeting held March 21, 1990.

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                               FIRST AMENDMENT TO
                        ANB CORPORATION STOCK OPTION PLAN

     WHEREAS, the Board of Directors ("Board") and shareholders of ANB Corporation (the "Corporation") have approved and adopted the ANB Corporation Stock Option Plan (the "Plan") pursuant to which stock options are granted to key employees of the Corporation and its subsidiaries; and

     WHEREAS, pursuant to Section 7 of the Plan, the Board reserved the right to amend the Plan; and

     WHEREAS, the Board has determined to amend the Plan in certain respects;

     NOW, THEREFORE, the Plan be and it hereby is amended, effective with respect to options which are or become exercisable under the Plan on and after April 1, 1995, by adding a new Section 13 to the Plan to read as follows:

          "13. Income and Employment Tax Withholding. With respect to Common
               Stock to be issued pursuant to the exercise of an option, the Committee may, in its discretion and subject to such rules as it may adopt, permit the Optionee to elect to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the option by having the Corporation retain shares of Common Stock which would otherwise be issued in connection with the exercise of the option or accept delivery from the Optionee of shares of Common Stock having a fair market value equal to the amount of the withholding tax to be satisfied by such retention or delivery."

The Plan shall remain the same in all other respects.

     IN WITNESS WHEREOF, the Corporation, by its officers thereunder duly authorized, have executed and delivered this First Amendment to ANB Corporation Stock Option Plan this 19th day of April, 1995, but effective as of the date
specified above.                            ANB CORPORATION

                                            By: /s/JAMES R. SCHRECONGOST
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                                               James R. Schrecongost, President

ATTEST:    [SEAL]

By: /s/ J. PAUL BOLTZ
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      Secretary

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